Sub-Item 77C
Submission of Matters to a Vote of Security Holders

         The Annual Meeting of Shareholders of the Fund (the "Meeting") was held on
September 27, 2013 pursuant to notice given to all shareholders of record at the close of business on August 2, 2013. At the Meeting, the shareholders were asked to approve the election of seven directors and to ratify the Board of Directors' appointment of BBD, LLP as the Fund's independent registered public accounting firm for its fiscal year ending
December 31, 2013.

Information regarding shares voted for and against the matter before the Meeting follows:

To elect seven Directors to serve for the ensuing year:

NOMINEE                          FOR                       WITHHELD

Jonathan D. Beard           2,220,171.905                 43,349.387
Susan Hickey                2,220,037.876                 43,483.416
Jeffrey E. Perlman          2,221,191.131                 42,330.161
Preston V. Pumphrey         2,210,287.779                 53,233.513
Sharon Reier                2,220,085.384                 43,435.908
Murray D. Rosenblith        2,225,748.050                 37,773.242
David J. Schoenwald         2,220,481.797                 43,039.495



To ratify the Board of Directors' appointment of BBD, LLP as the Fund's independent registered public accounting firm:

MATTER                    FOR           AGAINST                  ABSTAIN
To ratify the       2,190,784.542     21,654.260               51,082.490
selection of
BBD, LLP as the
Fund's
independent registered
public accounting firm for
its fiscal year ending
December 31, 2013.